Exhibit 99.1

Contacts:	August 12, 2009

Shelley Peterson: 303-316-5625

Scott Grace: 303-394-7709

JANUS CAPITAL GROUP INC. ANNOUNCES THE EXPIRATION OF ITS TENDER OFFER FOR DEBT SECURITIES; INCREASES MAXIMUM AMOUNT OF TENDER OFFER TO $444 MILLION

DENVER — Janus Capital Group Inc. (“JCG”) (NYSE: JNS) today announced the expiration of its previously announced tender offer (the “Tender Offer”) for up to $437 million aggregate principal amount of its outstanding 5.875% Senior Notes due 2011, 6.250% Senior Notes due 2012, and 6.700% Senior Notes due 2017 (the “Notes”), as specified in the offer to purchase dated July 14, 2009 (the “Offer to Purchase”) and amended by the press release issued by JCG on July 28, 2009.  JCG also announced today that it is increasing the maximum aggregate principal amount of Notes that it will accept for purchase pursuant to the Tender Offer to $444 million. In connection with the increase in the maximum aggregate principal amount of Notes that JCG will accept pursuant to the Tender Offer, JCG also waived the maximum tender condition with respect to the 6.700% Senior Notes due 2017.  The Tender Offer expired at 12:00 midnight, New York City time, on August 11, 2009 (the “Offer Expiration Date”). The full terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related letter of transmittal (the “Letter of Transmittal”), as amended by the press release issued by JCG on July 28, 2009 and this press release.  All other terms and conditions of the Tender Offer remain unchanged.

The table below identifies the principal amount of each series of Notes validly tendered in the Tender Offer and the principal amount that JCG has accepted for purchase under the terms of the Offer to Purchase. The amounts of each series of Notes purchased in the Tender Offer were determined based on the aggregate principal amount of each series of Notes validly tendered and not validly withdrawn on or before the Offer Expiration Date, in accordance with the priorities of each series identified in the “Acceptance Priority Level” column in the table below and subject to the maximum tender offer amount of $444 million.

Holders of Notes who validly tendered and did not validly withdraw their Notes prior to 5:00 p.m., New York City time, on July 27, 2009 (the “Early Tender Date”) will receive the applicable total consideration set forth in the Offer to Purchase with respect to the Notes that were accepted for purchase. Holders who validly tendered their Notes after the Early Tender Date, but prior to the Offer Expiration Date, and who did not validly withdraw their Notes during such period, will receive the late Tender Offer consideration set forth in the Offer to Purchase with respect to the Notes that were accepted for purchase.

Upon consummation of the Tender Offer, which is expected to occur on August 13, 2009, the consideration for the Notes accepted for purchase as set forth in the Offer to Purchase, plus accrued and unpaid interest, will be paid by JCG to The Depository Trust Company, which will allocate such funds to the holders entitled thereto. Notes that have been tendered but not accepted for purchase will be promptly returned to the tendering parties.

The following table sets forth, for each series of Notes, the aggregate principal amount validly tendered and not validly withdrawn as of the Offer Expiration Date and the principal amount that JCG has accepted for purchase under the terms of the Offer to Purchase, as amended by the press release issued by JCG on July 28, 2009 and this press release.

Title of Security	CUSIP Number	Acceptance Priority Level	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted
5.875% Notes due 2011	47102XAD7	1	$275,000,000	$182,806,000	$182,806,000
6.250% Notes due 2012	47102XAE5	2	$300,000,000	$179,102,000	$179,102,000
6.700% Notes due 2017	47102XAF2	3	$450,000,000	$81,439,000	$81,439,000

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal, as amended by the press release issued by JCG on July 28, 2009 and this press release.

J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are serving as Dealer Managers in connection with the Tender Offer. Global Bondholder Services Corporation is serving as depositary and information agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692 (collect). Requests for copies of the Offer to Purchase or the Letter of Transmittal may be directed to Global Bondholder Services Corporation at (866) 470-3900 (toll free) or (212) 430-3774 (collect).

THE TENDER OFFER WAS MADE SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, AS AMENDED BY THE PRESS RELEASE DATED JULY 28, 2009 AND THIS PRESS RELEASE. UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES OR ANY OTHER SECURITIES OF THE COMPANY. THE TENDER OFFER WAS MADE ONLY BY THE OFFER TO PURCHASE DATED JULY 14, 2009 AND THE RELATED LETTER OF TRANSMITTAL, AS AMENDED BY THE PRESS RELEASE DATED JULY 28, 2009 AND THIS PRESS RELEASE.

THE TENDER OFFER WAS NOT MADE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER

APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION WHERE THE LAWS REQUIRE TENDER OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WAS DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER, OR ONE OR MORE REGISTERED BROKER DEALERS UNDER THE LAWS OF SUCH JURISDICTION.

About Janus Capital Group Inc.

Janus Capital Group Inc. (JCG) is a global investment firm offering strategies from three individual investment boutiques: Janus Capital Management LLC (Janus), INTECH Investment Management LLC (INTECH) and Perkins Investment Management LLC (Perkins). Each manager employs a research-intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and risk-managed equities, fixed income and alternatives through one common distribution platform.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

###